Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered as of June 8, 2023 by and between OCUPHIRE PHARMA, INC., a Delaware corporation (the “Company”) and MINA SOOCH (“Executive).

RECITALS

WHEREAS, Executive has been employed as the President and Chief Executive Officer of the Company pursuant to an Amended and Restated Employment Agreement dated June 17, 2020 as amended by a First Amendment to Amended and Restated Employment Agreement dated March 26, 2023 (the “Employment Agreement”); and

WHEREAS, the Company and Executive (collectively, the “Parties” and each, without distinction, a “Party”) have mutually agreed to terminate Executive’s existing employment relationship with the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
 EMPLOYMENT TERMINATION, PAYMENTS AND RESIGNATION

1.1          Termination of Employment. Executive’s employment with the Company was terminated by  the Board without cause on April 19, 2023 (the “Separation Date”). Effective as of the Separation Date, Executive hereby resigns from every office of the Company and the Company’s subsidiaries held by Employee. For clarity, this resignation does not apply to Executive’s Membership on the Board of Directors and Subcommittees of the Board. The Company has paid Executive’s compensation for hours worked through the Separation Date, subject to withholding and in accordance with the Company’s payroll practices. In addition, the Company has or will reimburse Executive for Executive’s documented business expenses remaining on the Company’s books, which were properly reviewed and approved according to the Company’s policies in effect on the Separation Date. In addition, Executive has received any other benefits to which Executive was entitled under the terms of any applicable benefit plan or program for Executive’s service through the Separation Date. Executive has received or will receive the above payments regardless of whether Executive signs this Agreement and regardless of whether this Agreement becomes effective in accordance with Section 2.2. All of Executive’s benefits through the Company ended on the Separation Date. Executive will receive the 2nd Quarter payment for Membership on the Board of Directors in the amount of $10,500.

1.2          Resignation Consideration. As consideration for Executive’s agreements and releases set forth herein, and provided that Executive executes and delivers this Agreement and the release becomes effective and irrevocable following the expiration of the Revocation Period set forth below in Section 2.2, and Executive remains in compliance with Executive’s obligations under this Agreement, then the Company shall cause the following to occur:

(a)          The Company will pay Executive a one-time lump sum equivalent to Executive’s Annual Base Salary (as defined in the Employment Agreement) as in effect as of the Separation Date (i.e., $583,000.00), which shall be paid in accordance with the Company’s normal payroll practices on the first regular payroll date after the release becomes effective and irrevocable following the expiration of the Revocation Period set forth below in Section 2.2, subject to payroll deductions and all required withholdings.

(b)          The Company will pay Executive an amount equal to $95,756.00, as the prorated portion of the Executive’s cash bonus amount for 2023, payable by the Company on the first payroll date after the release becomes effective and irrevocable following the expiration of the Revocation Period set forth below in Section 2.2.

(c)          The Company will pay Executive a one-time lump sum payment of five hundred thousand dollars ($500,000), which shall be paid in accordance with the Company’s normal payroll practices on the first regular payroll date six (6) months after the release becomes effective and irrevocable following the expiration of the Revocation Period set forth below in Section 2.2, subject to payroll deductions and all required withholdings, and contingent on continued compliance with this Agreement.

(d)         If Executive timely and accurately elects to continue health benefits pursuant to the applicable provisions of federal law commonly referred to as “COBRA,” the Company will pay Executive a monthly payment equal to 100% of the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect for the Executive (and the Executive’s covered dependents) on the Separation Date subject to all required withholding, from the Separation Date until the earliest of: (i) twelve (12) months following the Separation Date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage. The payments will be made in accordance with the Company’s normal payroll practices and will commence on the first regular payroll date after the release becomes effective and irrevocable following the expiration of the Revocation Period set forth below in Section 2.2. Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or not available for other reasons, then in lieu of paying COBRA premiums, the Company shall pay the Executive on the last day of each remaining month of the COBRA payment period, a fully taxable cash payment equal to the premium for such month, in the gross amount of $1,968), subject to applicable tax withholding, for the remainder of the COBRA payment period.

(e)          Executive’s stock options that would have vested pursuant to time vesting conditions if Executive had remained employed under the Employment Agreement through the period ending on the twelve (12) month anniversary of the Separation Date (i.e., options to purchase 145,418 shares of the Company’s Common Stock) will immediately vest on the Separation Date and become exercisable in accordance with the applicable Original Stock Option Award Documents (as defined in the Employment Agreement). Once exercisable, all stock options shall remain exercisable until the expiration date of such stock options as set forth in the applicable Original Stock Option Award Documents or April 19, 2026, whichever is later. All of the Executive’s stock options that were vested and exercisable at the Separation Date shall remain exercisable until the expiration date of such stock options as set forth in the applicable Original Stock Option Award Documents or April 19, 2026, whichever is later. Except as otherwise expressly provided herein, all stock options shall continue to be subject to the Original Stock Option Award Documents.

(f)          All restricted stock or other equity award subject to time vesting conditions as set forth in the terms of the Original Award Documents (as defined in the Employment Agreement) (i.e., 33,614 shares of the Company’s Common Stock) will immediately vest as of the Separation Date and be issued to Executive no later than March 15, 2024. Except as otherwise expressly provided herein or in the Employment Agreement, all such restricted stock or other equity awards shall be subject to, and administered in accordance with, the Original Award Documents.

1.3         Conflict With Other Agreements. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Employment Agreement, the terms and conditions set forth in this Agreement shall control. In the event of any conflict between this Agreement and the terms and conditions of the stock option agreement or restricted stock unit agreement entered into by Executive with the Company for the Stock Options (as defined below) RSUs (as defined below) (the “Award Agreement”), the terms and conditions of this Agreement shall control over the terms of the Award Agreement.

1.4          Acknowledgement. Except as provided in this Article 1, the Parties acknowledge and agree that Executive is not, and shall not after the Separation Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company or its affiliates. Executive has returned to the Company all of the Company’s documents and materials provided as an employee, apparatus, equipment and other physical property in Executive’s possession on June 5, 2023. Executive will not delete or wipe any files from the Company laptop in Executive’s possession or any other Company electronic resource, and Executive has not done so prior to signing this Agreement.

1.5          Indemnification. The Parties hereby reaffirm the indemnification provision of Section 3(d)(iii) of the Employment Agreement and any right to indemnification afforded under applicable state and federal law.

1.6          Statement Regarding Resignation; SEC Matters. Executive acknowledges that the Company may be required to file a copy of this Agreement as an exhibit to a Form 8-K, Form 10-K or Form 10-Q filed with the SEC (the “Exchange Act Reports”). Executive agrees that the Exchange Act Reports may contain a statement summarizing the terms and conditions of this Agreement and the fact that Executive’s employment with the Company terminated as of the Separation Date (the “Exchange Act Statement”). Executive will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the SEC as they relate to required information with respect to Executive. Further, following the Separation Date, Executive will remain in compliance with the terms of the Company’s insider trading policy with respect to purchases and sales of the Company’s securities.

1.7          Company Securities. As of the date hereof, Executive is the current holder of the following stock options issued by the Company to Executive (the “Stock Options”):

Grant Date	Exercise Price Per Share	# of Shares of Common Stock Subject to Option	# of Vested Shares as of the Separation Date	Applicable Stock Plan
October 1, 2018	$0.90	89,142	89,142	2018 Equity Incentive Plan
December 27, 2019	$1.21	90,860	90,860	2018 Equity Incentive Plan
November 11, 2020	$4.05	116,459	97,159	2020 Equity Incentive Plan
January 28, 2022	$2.90	200,000	108,324	2020 Equity Incentive Plan
January 10, 2023	$3.50	201,683	63,026	2020 Equity Incentive Plan

As of the date hereof, Executive is the current holder of the following restricted stock units issued by the Company to Executive (the “RSUs”):

Grant Date	# of Shares of Common Stock Subject to RSUs	# of Shares that will Vest as of the Separation Date	Applicable Stock Plan
January 10, 2023	134,456	33,614	2020 Equity Incentive Plan

ARTICLE 2
RELEASES AND NON-DISPARAGEMENT

2.1          Executive Release of Claims. In consideration for the separation consideration set forth in this Agreement, Executive, on behalf of Executive, Executive’s heirs, executors, legal representatives, spouse and assigns (the “Executive Releasing Parties”), hereby fully and forever releases the Company and the Company’s past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations, assigns, attorneys and insurers (each a “Company Released Party”, and collectively, the “Company’s Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred through the date that Executive signs this Agreement, including, without limitation, any and all claims:

(a)          which arise out of, result from, or occurred in connection with Executive’s employment by the Company or any of its affiliated entities, the termination of that employment relationship, any events occurring in the course of that employment, the Employment Agreement, or any events occurring prior to the execution of this Agreement;

(b)          for discrimination, harassment and/or retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; slander, libel or invasion of privacy; violation of public policy; fraud, misrepresentation or conspiracy; and false imprisonment;

(c)          (i) wrongful discharge of employment, any and all claims for wrongful discharge of employment, and/or (ii) violation of any federal, state or municipal statute relating to employment or employment discrimination, including, without limitation, (A) Title VII of the Civil Rights Act of 1964, as amended, (B) the Civil Rights Act of 1866, as amended, (C) the Civil Rights Act of 1991, as amended, (D) the Employee Retirement and Income Security Act of 1974, as amended, (E) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including, without limitation, by the Older Workers Benefit Protection Act, as amended (“OWBPA”), (F) the OWBPA, (G) the Americans with Disabilities Act of 1990, as amended, (H) any applicable state Persons with Disabilities Civil Rights Act, as amended, (I) any applicable state Whistleblowers Protection Act, as amended, (J) Genetic Information Nondiscrimination Act (GINA), and (K) the Immigration Reform and Control Act (IRCA);

(d)         under Michigan common law or state statute including, but not limited to, those alleging wrongful discharge, express of implied breach of contract, negligence, invasion of privacy, intentional infliction of emotional distress, fraud, defamation, or any claims arising out of the Michigan Elliott-Larsen Civil Rights Act (ELCRA), the Michigan Persons with Disabilities Civil Rights Act, the Payment of Wages and Fringe Benefits Act, the Michigan Whistleblowers Protection Act (WPA), the Bullard-Plawecki Employee Right to Know Act, the Michigan Workforce Opportunity Wage Act, the Michigan Occupational Safety and Health Act (MIOSHA), the Michigan Social Security Number Privacy Act, the Michigan Internet Privacy Protection Act, all as amended together with all of their respective implementing regulations, and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released;

(e)           The Discrimination in Employment Act, the Persons With Disabilities Employment Protection Act, the Delaware Whistleblowers’ Protection Act, the Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, Delaware’s social media law (all as amended) or any other laws and regulations relating to discrimination or employment;

(f)           for back pay or other unpaid compensation;

(g)           relating to equity of the Company; and/or

(h)           for attorneys’ fees and costs.

To the fullest extent permitted by law, Executive will not take any action that is contrary to the covenants and agreements Executive has made in this Agreement. Executive represents that Executive has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties. Executive states that Executive knows of no violation of state, federal, or municipal law or regulation by any of the Company’s Released Parties, and knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation. While nothing in this Agreement prevents state or federal agencies from enforcing laws within their jurisdictions, Executive agrees Executive shall not receive any individual monetary damages, recovery and/or relief of any type related to any released claim(s), whether pursued by Executive or any governmental agency, other person or group; provided that nothing in the Agreement prevents Executive from participating in the whistleblower program maintained by the U.S. Securities and Exchange Commission and receiving a whistleblower award thereunder. Notwithstanding anything in this Agreement to the contrary, nothing herein releases any claim for indemnification, contribution, defense or coverage, from or through the Company or its insurers, under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, applicable law, or applicable insurance policies, with respect to prior actions or inactions relating in any way to Executive’s duties as an employee or officer of the Company. Executive hereby agrees that the release set forth in this Agreement shall be and remain in effect in all respects as a complete general release as to the matters released. Each Company Released Party is an intended third party beneficiary of this Agreement and entitled to enforce the release in this Section 2.1 as if such Company Released Party was a Party to this Agreement.

(i)          Release of Executive: The Company releases Executive of all liability without limitation for any asserted or unasserted claim, known or unknown, through the date this Agreement becomes final and non-revokable by Executive.

(j)           This General Release does not preclude Executive from enforcing the terms of this Agreement.

2.2          Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the OWBPA and the ADEA, and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement, and that if Executive signed this Agreement before expiration of that review period, Executive did so knowingly and voluntarily and with the intent of waiving Executive’s right to utilize the full review period; and (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement (the “Revocation Period”). Communication of any such revocation by Executive to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and shall be addressed to the Company at its principal corporate offices to the attention of the Chairman. This Agreement shall not be effective until the Revocation Period has expired without any revocation being communicated in writing by Executive to the Company.

2.3         No Admission of Liability. Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released. This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

2.4          Mutual Non-Disparagement. Executive recognizes that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great cost, time and effort. In addition, the goodwill and reputation of Executive, as the Founder and former CEO and President of the Company, is equally as valuable to Executive as a legacy of her hard work and dedication to the Company and her leadership as a Woman Entrepreneur. Therefore, Executive agrees that for a period of eighteen (18) months following the signing of this Agreement, Executive will not disparage, libel or defame, the Company or any of the members of the Board, or Company Executives. The Company agrees to instruct its active executive officers and active members of the Board of Directors of the Company, in each case, as of the Date of this Agreement, and for a period of eighteen (18) months from the date of signing this Agreement, not to disparage Executive in any manner that is reasonably expected to be harmful to Employer’s personal or business reputation, including any direct or indirect statement that Executive was terminated for any reason other than “without cause”. The foregoing shall not be violated by truthful statements in response to, or pursuant to, legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of Executive. Executive warrants and represents to the Company that Executive:

(a)          has been advised to consult with legal counsel in entering into this Agreement;

(b)          has entirely read this Agreement;

(c)          has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims;

(d)          has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement;

(e)          is the only person (other than Executive’s heirs) who is or may be entitled to receive or share in any damages or compensation on account of or arising out of Executive’s relationship with, or providing services to, the Company or any of its affiliated entities, the termination of that relationship or services, any actions taken in the course of that relationship or services, and any events related to that relationship or services or occurring prior to the execution of this Agreement;

(f)          understands and agrees that in the event any injury, loss, or damage has been sustained by Employee which is not now known or suspected, or in the event that the losses or damage now known or suspected have present consequences not known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and expressly acknowledges that Executive’s entry into this Agreement is in exchange for consideration in addition to anything of value to which Executive is already entitled.

3.2          Authority. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Executive represents and warrants that Executive has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

3.3          No Other Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

ARTICLE 4
MISCELLANEOUS

4.1        Non-Competition/Non-Solicitation. The duration of the non-solicitation and non-competition covenants set forth in Sections 6(c) and 6(d) of the Employment Agreement (the “Restrictive Covenants”), respectively, is reduced to the period from the Separation Date until six (6) months after the Separation Date. In addition, the definition of “Competitor” for purposes of the Restrictive Covenants is revised to mean:

any enterprise (including a person, firm, business, division, or other unit, whether or not incorporated) that is engaged in preclinical or clinical stage therapeutics focused on  presbyopia, reversal of mydraisis, night vision disturbance and diabetic retinopathy.

4.2          Severability. Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

4.3          Entire Agreement. This Agreement and the Option Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s relationship with the Company and Executives’ compensation by the Company, including without limitation the Employment Agreement, provided, however, that this Agreement does not supersede or modify any continuing obligations of Executive under the Employment Agreement that do not conflict with the terms and conditions of this Agreement or the Option Agreement, including without limitation, the rights and obligations set forth in Section 6 of the Employment Agreement, all of which shall continue in full force and effect except as modified here. This Agreement may only be amended by a writing signed by Executive and the Company.

4.4        Assignment. This Agreement may not be assigned by Executive without the prior written consent of the Company. The Company may assign this Agreement without Executive’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company. This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.5        Arbitration. Any dispute arising out of this Agreement or prior employment shall be resolved by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator with the hearing to take place in the Southeastern Michigan area. The arbitrator shall have sole authority to determine issues of arbitrability. The Parties retain the right to seek injunctive and other equitable relief in Oakland County Circuit Court or the Federal District Court for the Eastern District of Michigan or from the Arbitrator.

4.6         Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. The prevailing Party in any such suit, action, or proceeding shall be entitled to recover its reasonable attorney’s fees and costs.

4.7         Counterparts/Electronic Execution and Delivery. This Agreement may be executed in one or more counterparts and by facsimile or by electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, Michigan’s Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

THE COMPANY:	EXECUTIVE:

OCUPHIRE PHARMA, INC.

By:	/s/ Cam Gallagher	/s/ Mina Sooch
Name:	Cam Gallagher	Mina Sooch
Title:	Chairman of the Compensation Committee	Date:	June 8, 2023

SIGNATURE TO
SEPARATION AND RELEASE AGREEMENT